DIVERSIFIED WIRE & CABLE, INC.

                      FINANCIAL STATEMENTS
                      AND AUDITORS' REPORT
                 WITH SUPPLEMENTARY INFORMATION
         YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

DIVERSIFIED WIRE & CABLE, INC.


CONTENTS




AUDITORS' REPORT                                                 1


FINANCIAL STATEMENTS

     Balance Sheets                                              2

     Statements of Income                                        3

     Statements of Changes in Stockholders' Equity               4

     Statements of Cash Flows                                    5

     Notes to Financial Statements                               7



AUDITORS' REPORT ON SUPPLEMENTARY INFORMATION                   11


SUPPLEMENTARY INFORMATION

     Financial Summary                                           12

     Schedules of Operating Expenses                             13

                  INDEPENDENT AUDITORS' REPORT







To the Board of Directors
Diversified Wire & Cable, Inc.
Troy, Michigan


We have audited the accompanying balance sheets of Diversified Wire & Cable, Inc. As of September 30, 1995, 1994 and 1993, and the related statements of income and changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Wire & Cable, Inc. as of September 30, 1995, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                     /s/ MELLEN, SMITH & PIVOZ, P.C.
                                     -------------------------------


March 23, 1996

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DIVERSIFIED WIRE & CABLE, INC.

BALANCE SHEETS


                             ASSETS

                                                  SEPTEMBER 30

                                            1995          1994        1993
CURRENT ASSETS
  Cash and money market                 $  420,698   $  137,297  $    48,630
  Accounts receivable - Trade (Less
   Allowance for doubtful accounts of
   $25,000 in 1995, $50,000 in 1994 and
   $37,000 in 1993)
   (Note 2)                              3,353,281    1,814,852    1,904,348
  Current portion of note receivable
   - Employee (Note 8)                      19,640       17,848          ---
  Inventory (Notes 1, 2 and 3)           1,783,598    1,577,551      747,935
  Prepaid expenses                          33,070       28,920        9,803
  Corporate taxes recoverable (Note 1)         ---         ---        59,568

     Total Current Assets                5,610,287    3,576,468    2,770,284


PROPERTY AND EQUIPMENT (Notes 1, 2 and 3)
  Furniture, fixtures and equipment        518,941      404,764      330,911
  Transportation equipment                 281,508      181,814      157,309
  Leasehold improvements                    87,300       25,144       12,563
                                           887,749      611,722      500,783
  Less - Accumulated depreciation          451,065      366,890      295,745

     Net property and equipment            436,684      244,832      205,038


OTHER ASSETS
  Long-term portion of note receivable
   - Employee (Note 8)                      12,461       26,684         ---
  Deposits                                  23,933       16,677      12,225
  Closing costs (Net of amortization)
  (Note 1)                                   8,333       13,333         ---

     Total other assets                     44,727       56,694      12,225


     Total assets                       $6,091,698   $3,877,994  $2,987,547


See auditors' report and notes to financial statements.

              LIABILITIES AND STOCKHOLDERS' EQUITY



                                            SEPTEMBER 30

                                           1995           1994         1993


CURRENT LIABILITIES
 Short-term debt (Note 2)               $2,365,443   $  820,443    $  775,000
 Current portion of long-term debt
 (Note 3)                                   68,795      240,855        61,863
 Accounts payable                        1,881,641    1,984,502     1,108,741
 Accrued payroll                           247,724      186,572       139,037
 Accrued and withheld payroll taxes        105,286       15,743       136,780
 Corporate taxes payable                   278,608      283,868        19,500
 Sales tax payable                          30,113       25,244        19,020

     Total liabilities                   4,977,610      3,557,227   2,259,941


LONG-TERM LIABILITIES
 Long-term debt - Net of current portion
   (Note 3)                                 77,402        264,151      50,277
 Notes payable - Officers (Note 5)           1,276          2,696      18,988

     Total long-term liabilities            78,678        266,847      69,265

     Total liabilities                   5,056,288      3,824,074   2,329,206


STOCKHOLDERS' EQUITY (Notes 9 and 10)
  Common stock - $1 par value
 Authorized - 50,000 shares
 Issued and Outstanding - 24,604 shares in
 1993                                       24,605         24,605      32,105
 Additional paid-in capital                372,500        372,500      15,395
 Retained earnings (deficit)               638,305     (  343,185)    610,841

     Total stockholders' equity          1,035,410         53,920     658,341


     Total liabilities and
      Stockholders' equity              $6,091,698     $3,877,994  $2,987,547

DIVERSIFIED WIRE & CABLE, INC.
STATEMENTS OF INCOME



                                   YEAR ENDED SEPTEMBER 30,

                      1995                   1994                 1993
                                 PERCENT             PERCENT             PERCENT
                                    OF                  OF                   OF
                      AMOUNT      SALES     AMOUNT    SALES      AMOUNT    SALES

SALES               $25,167,605  100.0   $17,057,119  100.0  $13,784,785  100.0


COST OF GOODS SOLD   17,338,618   68.9    11,645,756   68.3    9,183,254   66.6


GROSS PROFIT          7,828,987   31.1     5,411,363   31.7    4,601,531   33.4


OPERATING EXPENSES    6,178,747   24.5     4,475,342   26.2    4,515,553   32.8


OPERATING INCOME      1,650,240    6.6        93,021    5.5       85,978     .6


OTHER INCOME (EXPENSE)
 Interest income          7,303     --         2,638     --          284    --
 Interest expense      (155,329)  ( .6)      (71,952)  (.4)      (36,404)  (.3)
 Gain (Loss) on disposal
  of fixed assets         1,776     --       ( 9,128)  (.1)      ( 4,605)   --

    TOTAL OTHER INCOME
     (EXPENSE)          (146,25)  ( .6)      (78,442)  (.5)      (40,725)  (.3)

INCOME BEFORE PROVISION
FOR INCOME TAX        1,503,990    6.0       857,579   5.0        45,253    .3


PROVISION FOR INCOME
TAX                     522,500    2.1       337,000   2.0       17,000     .1


NET INCOME           $  981,490    3.9    $  520,579   3.0   $   28,253     .2



See auditors' report and notes to financial statements.

DIVERSIFIED WIRE & CABLE, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993



                                                    RETAINED
                               COMMON    PAID IN    EARNINGS
                                STOCK    CAPITAL   (DEFICIT)         TOTAL


BEGINNING STOCKHOLDERS' EQUITY
 - October 1, 1992            $ 32,105  $ 15,395  $  582,588     $  630,088

ADD: Net income for the year
     ended September 30, 1993      ---       ---      28,253         28,253



ENDING STOCKHOLDERS EQUITY
 - September 30, 1993           32,105    15,395     610,841        658,341

LESS: Stock redemption (Note 9) (10,000) (15,395) (1,474,605)    (1,500,000)

ADD: Stock issuance (Note 10)     2,500  372,500        ---         375,000

ADD: Net income for the year
     ended September 30, 1994      ---       ---     520,579         520,579


ENDING STOCKHOLDERS EQUITY
 - September 30, 1994           24,605  372,500     (343,185)         53,920

ADD: Net income for the year
     ended September 30, 1995      ---        ---     981,490        981,490


ENDING STOCKHOLDERS EQUITY
 - September 30, 1995       $  24,605  $372,500    $  638,305     $1,035,410



See auditors' report and notes to financial statements.

DIVERSIFIED WIRE & CABLE, INC.
STATEMENTS OF CASH FLOWS


                                                  YEAR ENDED SEPTEMBER 30,

                                                1995        1994     1993


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                  $  981,490   $ 520,579 $  28,253
 Adjustments to reconcile net income to
  net cash provided by OPERATING activities:
   Depreciation and amortization                101,835     96,459     81,077
   Recognition of bad debt                       16,179     45,785     51,272
   (Gain) Loss on disposal of fixed asset        (1,776)     9,128      4,605
   (Increase) Decrease in:
   Accounts receivable                       (1,554,608)    43,711   (328,741)
   Inventory                                   (206,047)  (829,616)  (258,407)
   Prepaid expenses                              (4,150)   (19,117)      (770)
   Corporate taxes recoverable                     ---      59,568   ( 17,568)
  Increase (Decrease) in:
   Accounts payable                            (102,861)   875,761    208,348
   Accrued expenses                             150,695    (73,502)   173,659
   Corporate taxes payable                       (5,260)   264,368     (1,500)
   Sales tax payable                              4,869      6,224      6,900


     Net cash provided (used) by
      OPERATING activities                   (  619,634)   999,348    (52,872)


CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment         (  291,910)    (  99,602) (128,946)
 Payment of security deposits                (    7,256) (   4,452)        (795)
 (Increase) Decrease in note receivable
   - Employee                                    12,430  (  44,532)       ---
 Proceeds from sale of fixed asset                5,000       ---        36,500


     Net cash (used) by investing activities ( 281,736)  ( 148,586)    (93,241)


                             (Continued)




See auditors' report and notes to financial statements.

DIVERSIFIED WIRE & CABLE, INC.
STATEMENTS OF CASH FLOWS

                             (CONTINUED)

                                                YEAR ENDED SEPTEMBER 30,

                                           1995           1994       1993
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in short-term debt - Net      $1,545,000     $   45,443  $  125,000
 Proceeds from long-term debt               94,636        525,487      86,236
 Payments on long-term debt             (  453,445)    (  176,733) (   68,934)
 Payment of closing costs                      ---     (   15,000)        ---
 Decrease in notes payable - Officers   (    1,420)    (   16,292)  (   37,012)
 Issuance of capital stock                     ---        375,000         ---
 Redemption of capital stock                   ---     (1,500,000)        ---

     Net cash provided (used) by
      financing activities               1,184,771     (  762,095)     105,290


NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                        283,401         88,667    (40,823)

CASH AND CASH EQUIVALENTS -
   Beginning of year                       137,297         48,630     89,453


CASH AND CASH EQUIVALENTS - End of Year $  420,698     $  137,297  $  48,630


SUPPLEMENTAL DISCLOSURES OF CASH
   FLOW INFORMATION

Cash paid during the year for:

  Interest                              $  148,634     $   63,534  $  36,404

  Income taxes                          $  554,066     $   50,000  $    35,000


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
 AND FINANCING TRANSACTIONS

Long-term debt incurred for the acquisition
 of fixed assets                        $       ---    $   67,551  $    55,031

Debt retired in consideration of
 sale of fixed asset                    $       ---    $   23,439  $       ---



See auditors' report and notes to financial statements.

DIVERSIFIED WIRE & CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the
preparation of these financial statements.   Nature of Operations - The Company
is engages in the acquisition and sale of  electrical and electronic wiring and
cable throughout the United States of      America.  The Company began
operations on February 2, 1988.

Inventory Valuation - Inventory is valued at the lower of cost (first-in, first-out) or market. Manufacturing and goods available for sale inventory consisted of the following:

                                          1995          1994            1993

 Goods available for sale           $1,778,542     $1,577,551     $  747,935

 Work-in-process                         1,081         ---        ---

     Raw materials                       3,975         ---        ---

                                    $1,783,598     $1,577,551     $  747,935

Property and Equi pment - Property and equipment are recorded at cost. Depreciation is computed primarily using an accelerated method. Amortization of closing costs is computed on a straight-line basis over three years. Depreciation and amortization expense amounted to $101,835, $96,459 and $81,077 for the years ended September 30, 1995, 1994 and 1993, respectively.

Income Taxes - The provision for income tax is based upon pre-tax accounting income as adjusted for certain expenses which are not deductible for income purposes.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.



See auditors' report.

DIVERSIFIED WIRE & CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993


NOTE 2 - SHORT-TERM DEBT

The Company has available a revolving credit line up to $3,000,000, with Comerica Bank. Outstanding debt under the line of credit amounted to $2,365,443, $820,443 and $775,000 for the years ended September 30, 1995, 1994 and 1993, respectively and is payable on demand. Interest on outstanding indebtedness is payable at a rate of one-half percent over the bank's prime rate. The debt is secured by accounts receivable, inventory and equipment.


NOTE 3 - LONG-TERM DEBT

                                                    SEPTEMBER 30
                                              1995        1994      1993

     Notes payable - Comerica Bank, payable
     in monthly installments currently
     totaling $7,068, including interest
     rates ranging from 6.75% to 9.92%.
     Secured by equipment.                  $ 146,197   $ 88,434   $ 47,018

     Notes repaid at September 30, 1995           ---    416,572     65,122

                                              146,197    505,006    112,140

     Less current portion                      68,795    240,855     61,863

     Long-term portion                       $ 77,402  $ 264,151   $ 50,277


The aggregate maturities of long-term debt are as follows for the years ending September 30:


                    1996      $ 68,795
                    1997        55,199
                    1998        22,203

                              $146,197


See auditors' report.

DIVERSIFIED WIRE & CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993


NOTE 4 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company conducts its operations from facilities that are leased under non-cancelable OPERATING leases expiring in April, 1999 and August, 1998. There is an option to renew the first lease for an additional three years. Included in the financial statements is rent expense of $141,467, $101,341 and $57,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

The future minimum rental payments required under the above OPERATING leases for the years ending September 30, are as follows:

               1996      $244,140
               1997      $244,140
               1998      $234,444
               1999      $ 63,893

At September 30, 1995, the Company is the guarantor of a loan in the amount of $301,761 for a shareholder.

NOTE 5 - NOTES PAYABLE - OFFICERS

Notes payable - Officers are unsecured loans with repayment terms undefined. Interest accrues at 10% per annum and is paid annually. These notes are subordinated to the Comerica Bank line of credit (see Note 2).

NOTE 6 - RETIREMENT PLAN

The Company has adopted a plan under Internal Revenue Code Section 401(k) which allows an employee to elect to defer a portion of his compensation. This plan covers substantially all employees.

NOTE 7 - CONCENTRATION OF CREDIT RISK

The Company places its cash deposits primarily with one financial institution. From time to time the amount on deposit at that institution exceeds the maximum federally insured amount.

NOTE 8 - NOTE RECEIVABLE - EMPLOYEE

The note receivable represents a loan to an employee with interest accrued at 7% per annum on the unpaid balance. The outstanding balances at September 30, 1995, 1994, and 1993 were $32,101, $44,532 and $0, respectively, with monthly payments of $1,637. The note is secured by the employee's residence.


See auditors' report.

DIVERSIFIED WIRE & CABLE, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993


NOTE 9 - STOCK REDEMPTION

On June 9, 1994, the Company redeemed 10,000 shares of stock from a retiring stockholder.


NOTE 10 - STOCK ISSUANCE

Effective June 9, 1994 the Company issued 2,500 shares of stock for $375,000.


NOTE 11 - LETTERS OF CREDIT

At September 30, 1995, the Company had outstanding a $41,500 letter of credit to secure the Company's potential liability under it's self insured medical plan.